UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2017

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

California	001-13111	94-3229046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7999 Gateway Blvd., Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement

Commercialization Agreement

On December 4, 2017, Depomed, Inc., a California corporation (the “Company” or “Depomed”), Collegium Pharmaceutical, Inc., a Virginia corporation (“Collegium”), and Collegium NF, LLC, a Delaware limited liability company and wholly owned subsidiary of Collegium (“Newco”), entered into a Commercialization Agreement (the “Commercialization Agreement”). Pursuant to the Commercialization Agreement, Collegium will be granted rights to commercialize NUCYNTA® Extended Release and NUCYNTA® Immediate Release, including certain generics authorized by the Company and line extensions (collectively, “NUCYNTA”). Pursuant to the Commercialization Agreement, Depomed will retain ownership of the NUCYNTA regulatory approvals (New Drug Applications) and be responsible for NUCYNTA product supply, and the costs for such NUCYNTA product supply will be passed through to Collegium.  Depomed will also maintain responsibility for pediatric post-marketing activities. Collegium will record revenues and assume all responsibilities associated with commercialization and distribution of NUCYNTA, subject to the payment of royalties to Grünenthal GmbH (“Grünenthal”), which is the licensor of the NUCYNTA rights that Depomed will sublicense to Collegium under the Commercialization Agreement as further described below. Depomed retains the right, which may be exercised upon providing six months’ notice, to directly commercialize NUCYNTA with a physician call plan that does not overlap with Collegium’s physician call plan, and with Collegium to book sales, subject to payment of royalties to Depomed.

At the closing of the transaction, the Company will receive an upfront cash payment of $10,000,000, payable at closing, plus royalties on all NUCYNTA revenues based on achievement of certain net sales thresholds after closing.  During the term of the Commercialization Agreement and through December 31, 2021, Depomed will be guaranteed: (i) a minimum royalty of $135,000,000 per year, payable in quarterly payments of $33.75 million, plus (ii) 25% of annual net sales of NUCYNTA between $233,000,000 and $258,000,000, plus (iii) 17.5% of annual net sales of NUCYNTA above $258,000,000. Payments described in clause (i) hereof will be swept daily from a lock-box account of Newco where revenues from gross sales of NUCYNTA will be deposited, and will be secured by a standby letter of credit.  Payments described in clauses (ii) and (iii) hereof will be paid annually within 60 days after the end of the calendar year. The applicable royalty tiers (but not the royalty rates) may be adjusted downward in the event of the approval of a generic formulation of NUCYNTA. Collegium will be responsible for paying royalties on net sales of NUCYNTA to Grünenthal at the rate currently in effect.  If Depomed or its contract manufacturers are unable to deliver a certain percentage of ordered quantities of NUCYNTA for a period of two months or longer in calendar year 2018, then Depomed may be required to make a payment (or offset the minimum royalties) to ensure that Collegium receives a minimum level of gross profit for 2018.

Beginning January 1, 2022 and for each year of the Commercialization Agreement term thereafter, the Company will continue to receive royalties on NUCYNTA revenues, but without a guaranteed minimum. The Company will receive: (i) 58% of net sales of NUCYNTA up to $233,000,000, payable quarterly within 45 days of the end of each calendar quarter, plus (ii) 25% of annual net sales of NUCYNTA between $233,000,000 and $258,000,000, plus (iii) 17.5% of annual net sales of NUCYNTA above $258,000,000. Payments described in clauses (ii) and (iii) hereof will be paid annually within 60 days of the end of the calendar year.

Royalty payment obligations will be subject to a first priority security lien, and will continue with respect to each NUCYNTA product covered by the Commercialization Agreement, so long as no third party has initiated wholesale or retail sales of generic versions of the product. Royalty payment obligations will be further adjusted following the expiration of certain patents relating to NUCYNTA, which Depomed believes will not be until late 2025.

If annual net sales of NUCYNTA are less than $180,000,000 through January 1, 2022, or if they are less than $140,000,000 per year in any 12-month period commencing on January 1, 2022, then the Company will have the right to terminate the Commercialization Agreement without penalty. The Company has the right to terminate the Commercialization Agreement for convenience prior to December 31, 2018, provided it will be required to pay a termination fee to Collegium.  Collegium has the right to terminate the Commercialization Agreement upon 12-months’ notice, which cannot be delivered prior to the first anniversary of the closing date, provided that if Collegium terminates prior to the fourth anniversary of the closing date, then it shall be required to pay a $25,000,000 termination fee.

Closing of the transactions contemplated by the Commercialization Agreement is subject to customary closing conditions, including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Ancillary Agreements

Grünenthal Agreement

In connection with execution of the Commercialization Agreement, Depomed and Grünenthal entered into a Consent Agreement, dated as of November 30, 2017 (the “Grünenthal Consent Agreement”), pursuant to which Grünenthal consented to the grant of the sublicense to Collegium under the Commercialization Agreement in consideration for Depomed agreeing: (i) Grünenthal shall receive a minimum annual royalty payment on net sales of NUCYNTA during the first four years of the Commercialization Agreement, and (ii) to make inapplicable, during the term of the Commercialization Agreement, a term in the NUCYNTA license agreement that would have provided for a potential reduction in the applicable royalty rate if the cost of goods sold exceeded a certain threshold.

Deerfield Agreement

In connection with the execution of the Commercialization Agreement, the Company, certain purchasers and Deerfield Private Design Fund III, L.P., as collateral agent (“Deerfield”), entered into a Waiver and Second Amendment (the “Deerfield Amendment”) to the Note Purchase Agreement, dated as of March 12, 2015 (the “Purchase Agreement”), among the Company, the purchasers party thereto and Deerfield.  The Deerfield Amendment, among other things, consents to and waives the requirement for the Company to make a mandatory prepayment in connection with the transactions contemplated under the Commercialization Agreement, amends certain definitions in the Purchase Agreement, replaces the net sales financial covenant with an adjusted EBITDA financial covenant and provides that the prepayment premium is due upon an acceleration of the notes issued under the Purchase Agreement.  The Deerfield Amendment also provides that, if all of the purchasers so agree on or prior to December 15, 2017, certain changes will be effected on such date, including, among other things, changing the maturity date to April 14, 2021, changing the prepayment premium to be 4% on or prior to April 2, 2020 and 0% thereafter and prior to maturity, amending the amortization schedule and adding an amendment fee of $3 million, which amendment fee will be due and payable on such date and shall be credited to, and reduce, on a dollar-for-dollar basis, any prepayment premium payable under the Purchase Agreement on or after such date.

The foregoing summaries of the Commercialization Agreement, the Grünenthal Consent Agreement and the Deerfield Amendment do not purport to be complete and are qualified in their entirety by reference to the text of such agreements.  A copy of the Deerfield Amendment will be filed as an exhibit to a Current Report on Form 8-K, which will be filed by the Company on the date specified therein.  Copies of the Commercialization Agreement and Grünenthal Consent Agreement will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017, which exhibits the Company intends to seek confidential treatment as to certain portions thereof.

Item 2.05                                           Costs Associated with Exit or Disposal Activities

On December 4, 2017, the Company announced its plan to relocate its corporate headquarters and reduce its staff.  The Company has not completed a full analysis of the expected costs of such relocation and staff reduction in accordance with the applicable accounting guidance, but currently estimates to incur aggregate cash and non-cash charges of approximately $30 million through June 30, 2018.  The Company will update this estimate when it conducts a full analysis of these expected costs.  The plan involves the termination of approximately 330 employees who are being terminated at various dates through June 30, 2018, and in connection with the outsourcing of certain commercialization functions of NUCYNTA pursuant to the Commercialization Agreement.

Item 8.01                                           Other Events

On December 4, 2017, the Company issued a press release announcing the execution of the Agreement and the Company’s relocation, a copy of which is attached hereto as Exhibit 99.1.

Also on December 4, 2017, the Company made available on its corporate website a copy of a presentation summarizing the Commercialization Agreement. A copy of this presentation is attached hereto as Exhibit 99.2.

Item 9.01            Financial Statements and Exhibits

(d)              Exhibits

Exhibit Number	Description
99.1	Press release issued by Depomed, Inc. on December 4, 2017

99.2	Corporate Presentation, dated December 4, 2017

Forward-Looking Statement Safe Harbor

Statements that are not historical facts contained in this Current Report on Form 8-K, including the exhibits attached hereto, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties including, but not limited to, anticipated benefits of the Commercialization Arrangement and the future commercialization of NUCYNTA, the impact of the Company’s relocation on Depomed’s financial outlook for 2018 and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the Company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Depomed, Inc. on December 4, 2017

99.2	Corporate Presentation, dated December 4, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.
Date: December 4, 2017
/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel